Exhibit 99.1
Exhibit 99.1 Press release of Alliance HealthCard, Inc. dated February 12, 2009
Alliance HealthCard Reports 19% Revenue Growth, 50% Increase in Net
Income and Earnings Per Share of $.06 for Quarter
NORMAN, OK – February 12, 2009 – Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount and lifestyle benefits, today announced its financial results for the first quarter ended December 31, 2008.
Fiscal 2009 First Quarter Highlights:
•	Revenue increased 19% to $5.7 million

•	Gross profit up 14% to $2.6 million

•	Operating Income up 13% to $1.2

•	Net income up 50% to $955,000

▪	EPS of $.06 versus $.04
Chief Executive Officer Danny Wright commented, “The revenue and profit growth for the quarter reflects our focus on client retention and management of cost controls during this period. Given the current economic conditions, we are very pleased with our operating results. However, the economic environment has also led to higher than normal claims incidents related to the unemployment component included in many of our offerings and therefore impacting gross profit. Despite these increased costs, we were able to still post growth in our gross profit and operating income.
“The past quarter we have spent significant efforts focusing on the integration plan of Access Plans (AUSA),” stated Brett Wimberley, President. “We anticipate closing the Access Plans acquisition toward the end of this fiscal quarter, ending March 31. The Access Plans acquisition will more than double our revenue, diversify our client base and increase the markets where our products are offered. In addition, their America’s Health Care Plan Agency (AHCP) is the nation’s leading independent marketing organization serving the individual health insurance market and thus provides us a foray into this important market,” Wimberley further added.
Rita McKeown, CFO for Alliance HealthCard, stated, “Our operating profit has allowed us to further pay down existing promissory notes. The balance has been reduced to $2.7 million from the original $7.2 million in March 2007. Also, during the last 12 months, our shareholder’s equity has increased 250% from $1.2 million to $4.2 million.” Mrs. McKeown further commented, “Due to a tax credit for an investment in an economic development entity, the company had a lower tax provision for the quarter than in the prior quarter that resulted in an effective increase of $.01 EPS for the quarter.”
About Alliance HealthCard
Alliance HealthCard, Inc. (OTCBB: ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The company also designs and markets in its consumer package specialty insurance and warranty products on the goods its marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contacts:
Alliance HealthCard
Tom Kiser, 770-734-9255 ext. 206
tkiser@alliancehealthcard.com

Alliance HealthCard, Inc.
Consolidated Condensed Statements of Operations

	Three Months Ended
	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net revenues	$5,668,541	$4,763,633
Direct costs	3,087,413	2,489,547

Gross profit	2,581,128	2,274,086

Marketing and sales expenses	312,316	264,493
Depreciation and amortization expenses	138,204	135,875
General and administrative expenses	903,117	788,435

Operating income	1,227,491	1,085,283
Other income (expense):
Interest income	4,355	15,353
Interest (expense)	(47,132)	(57,990)

Total other income (expense):	(42,777)	(42,637)

Net income before income taxes	1,184,714	1,042,646
Provision for income taxes
Current	404,264	406,750
Deferred tax (benefit)	(175,000)	—

Total provision for income taxes	229,264	406,750

Net income	$955,450	$635,896

Per share data:
Basic	$0.06	$0.04

Diluted	$0.06	$0.04

Basic weighted average shares outstanding	14,833,127	14,688,986

Basic weighted diluted average shares outstanding	14,838,649	15,405,213

Alliance HealthCard, Inc.
Consolidated Condensed Balance Sheets

	December 31,	September 30,
	2008	2008
	(Unaudited)	(Derived From Audited Statements)

Assets

Current assets:
Cash and cash equivalents	$3,198,389	$3,012,683
Restricted cash	156,935	156,935
Accounts receivable, net	2,678,641	2,486,938
Prepaid expenses	34,556	31,372

Total current assets	6,068,521	5,687,928
Furniture and equipment, net	166,451	165,020
Goodwill	2,534,152	2,534,152
Intangibles-Customer lists, net	1,583,326	1,708,883
Investment in LLC, pledged	100,000	—
Deferred income taxes and other	564,692	427,604

Total assets	$11,017,142	$10,523,587

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,043,302	$927,101
Accrued salaries and benefits	141,581	161,732
Claims liability	508,000	462,596
Deferred revenue	722,440	843,868
Current portion of notes payable to related parties	2,289,663	2,289,663
Accrued income taxes	309,778	—
Liability for unrecognized tax benefit	166,000	166,000
Other accrued liabilities	1,210,424	1,468,349

Total current liabilities	6,391,188	6,319,309
Long term liabilities:
Notes payable to related parties, net of discount and current portion shown above	397,807	931,581

Total liabilities	6,788,995	7,250,890

Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 14,833,127 shares issued and outstanding at December 31, 2008 and September 30, 2008, respectively	14,833	14,833
Additional paid-in-capital	6,808,721	6,808,721
Retained deficit	(2,595,407)	(3,550,857)

Total stockholders’ equity	4,228,147	3,272,697

Total liabilities and stockholders’ equity	$11,017,142	$10,523,587